UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 14, 2009

BioFuel Energy Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33530	20-5952523
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Broadway, Suite 2200

Denver, CO  80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 592-8110

N/A

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                     Entry into a Material Definitive Agreement.

On January 16, 2009, BIOFUEL ENERGY CORP. (NASDAQ: BIOF) announced that its wholly owned subsidiary, BioFuel Energy, LLC (the “Company”), had entered into an agreement with Cargill, Incorporated (“Cargill”) that resolves all issues between Cargill and the Company related to hedging and fixed-price purchase contracts with respect to corn (the “Cargill Agreement”).  Under the terms of the Cargill Agreement, the Company paid Cargill $3.0 million on December 5, 2008 and, in light of such payment and all future payments, (i) the parties established a repayment plan, (ii) the Company’s outstanding debt to Cargill was approximately $11.4 million, (iii) Cargill will forgo all interest through November 30, 2008 and (iv) interest will accrue on the current amount outstanding at a rate of 5% per annum as of December 1, 2008.

Simultaneously, the Company also entered into a Waiver and Amendment Agreement (the “Amendment”) to the Loan Agreement dated September 25, 2006, by the Company, the Lenders party thereto, and Greenlight APE, LLC, as administrative agent.  As of the date of this announcement, the Company owed approximately $20.0 million in aggregate principal under the Loan Agreement.  Under the terms of the Amendment, the Lenders have agreed that, upon receipt of an initial $2.0 million payment in respect of accrued interest and principal from the Company, (i) the outstanding balance of the loans will accrue interest at a rate of 5% per annum until Cargill has been fully repaid and (ii) no further payments will be due to the Lenders until Cargill has received an additional $2.8 million of payments.  Previously, the interest rate on the outstanding loans was 15% per annum.  The interest rate on the outstanding loans had increased to 17% on October 6, 2008 when the Company missed its scheduled interest payment. As of the date of this announcement, as a result of the initial payment described above, the balance owed by the Company under the Loan Agreement was approximately $19.4 million.

Both Cargill and the Lenders have agreed that all future payments due them will be contingent on available cash at the Company, which term is defined in the agreements.

The above descriptions are only a summary of the material terms of the agreements and do not purport to be complete.  You are advised to refer to the actual terms of the Cargill Agreement and the Amendment, which are attached to this report and incorporated by reference herein, for the full details of both agreements.

Item 9.01.       Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Waiver and Amendment Agreement dated as of January 14, 2009.
10.2	Cargill Agreement dated as of January 14, 2009.
99.1	Press Release dated January 16, 2009 announcing entry into agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOFUEL ENERGY CORP.

Date: January 16, 2009	By:	/s/ Kelly Maguire
	Name:	Kelly Maguire
	Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Waiver and Amendment Agreement dated as of January 14, 2009.
10.2	Cargill Agreement dated as of January 14, 2009.
99.1	Press Release dated January 16, 2009 announcing entry into agreements.